EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

MAF Bancorp, Inc.

We consent to incorporation by reference in the registration statements (No.’s 33-79110, 333-61792, 333-72863, 333-72865 and 333-83534) on Form S-8 of MAF Bancorp, Inc. of our report dated January 28, 2003, relating to the consolidated statements of financial condition of MAF Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of MAF Bancorp, Inc.

Our report refers to a change in the method of accounting for goodwill in 2002.

/s/    KPMG LLP

Chicago, Illinois

March 11, 2003